Exhibit 99.1

Expion360 Reports Results for the First Quarter of 2023

REDMOND, OR. May 11, 2023, Expion360, Inc. (NASDAQ: XPON), an industry leader in lithium-ion battery power storage solutions, reported results for the three months ended March 31, 2023. All comparisons are to the same year-ago period unless otherwise noted.

Financial Highlights

·	Revenue up 6% sequentially to $1.5 million in the first quarter.
·	Gross profit increased 40% sequentially to $443,000 in Q1.
·	Net loss totaled $2.0 million, versus a loss of $697,000 in the same year-ago period. Approximately $552,000 of the loss in the first quarter was due to settlement expense plus one-time costs associated with management reorganization, legal and professional.
·	Cash and cash equivalents totaled $5.7 million at March 31, 2023, as compared to $7.2 million at December 31, 2022.
·	Inventory on hand combined with pre-paid/in-transit inventory totaled $5.2 million at March 31, 2023, an increase of $483,000 versus at year end.

Q1 2023 Operational Highlight

·	Chosen by Xtreme Outdoors pursuant to an exclusive arrangement as a strategic supplier of high-energy lithium-ion batteries and power system components for all of its Little Guy lightweight camper trailers.
·	Selected by Cube Series pursuant to an exclusive arrangement as a strategic supplier of high-energy lithium-ion batteries and power system components for a new ultra-lightweight, hard sided foldable camper designed for light duty trucks. The lightweight camper is available to order today through more than 30 Cube Series dealerships in the U.S. and Canada.
·	Introduced AURA POWERCAP 600™ and AURA POWERCAP 800™, the first accessories that can transform Expion360 Li-ion batteries into a portable 600-watt or 800-watt powerpack.

Management Commentary

"In Q1, we generated sequential revenue growth largely due to our expanded product offerings and distribution network, as well as increased OEM market penetration,” stated Brian Schaffner, CEO of Expion360. “The revenue decrease from the year-ago quarter was primarily due to an exceptionally large initial stocking order from one of our largest resellers in that year-ago quarter.

“In January, we expanded our product portfolio with the introduction of our AURA POWERCAP battery accessory. It is a great value-add to our existing line of state-of-the-art Li-ion batteries, expanding their usefulness as a mobile power source. The POWERCAP enables overland and marine enthusiasts to enjoy power on-the-go and truly Power the Pursuit™ of their adventures. Whether heading off-grid in an e360-powered overland trailer or prepping for home emergencies, the AURA POWERCAP can keep important electronic gear up and running in a portable, power-dense package.

“Also during the quarter, we announced major exclusive OEM supplier arrangements with Cube Series and Xtreme Outdoors. We had begun shipping battery samples to Cube Series in December, which led to the supplier arrangement, and we expect production shipments to begin in the second quarter of 2023.

“We also began receiving orders from Xtreme Outdoors, which sells one of the world’s most recognizable teardrop brands with more than 130 dealers across the U.S. and Canada. We continue to see many upsell opportunities across their large dealership network. At the beginning of the year, we began initial shipments of lithium batteries for an overland trailer to be branded and sold by a top U.S. sports utility vehicle manufacturer. We continue to actively make shipments to the customer under the company’s previously announced exclusive supplier arrangement.

“In terms of future products, we continue to develop our new home energy storage solution, which remains on track to launch in 2024. We are designing and engineering it to directly address the ‘Energy Trilemma’ of reliability, affordability and sustainability. To further build upon our growing customer base and attract new customers, we have a number of additional new product launches we are planning to announce over the next few months.

“We will continue to focus on expanding our go-to-market channels, including growing our distribution network and our family of OEM partners, particularly those looking to achieve greater power density, better reliability and superior materials and construction to meet their energy storage needs. As a market leader in Li-ion batteries for RV and marine applications, our e360™ Li-ion batteries offer such greater capacity and space savings compared to lead-acid batteries, as well as superior design, construction and reliability versus alternative Li-ion batteries. We believe this is why lithium-ion batteries are expected to displace lead-acid batteries as the best solution for green energy storage.

“We had a strong start to Q2, putting us on track for another quarter of sequential growth, with this largely fueled by the continued ramp up in OEM sales. In all, the stronger foundation we’ve laid over the past year in terms of expanding our customer base and distribution channels, as well as broadening our product portfolio and strengthening our sales force, has set the stage for what we anticipate to be the best year yet for Expion360.”

Q1 2023 Financial Summary

Revenue in the first quarter of 2023 totaled $1.5 million, up 6% sequentially and down 30% from a record $2.2 million in the same year-ago quarter. The sequential increase was primarily due to increased sales of lithium-ion batteries and accessories to dealerships, wholesalers, and OEMs. The year over year decrease was primarily attributable to a large initial stocking order for one of the company’s resellers that was placed in 2022.

Gross profit totaled $443,000 or 29.4% of revenue as compared to $862,000 or 40.0% of revenue in the same year-ago quarter. The decrease in gross profit was primarily attributable to increased facility costs and labor as the company expanded its operations. The decrease was also due to discount levels related to specific customer groups, and supplier and shipping costs which the company is currently monitoring.

Selling, general and administrative expenses increased to $2.1 million compared to $1.2 million in the same year-ago quarter. The increase was primarily due to legal and professional costs related to changes in management, enhancement of key legal documents, litigation expenses, and payment of key advisory services. The increase in selling, general and administrative expenses was also due to increased costs for supporting the company’s sales growth and business development.

Net loss totaled $2.0 million or $(0.29) per share compared to a net loss of $0.7 million or $(0.16) per share in the same year-ago period. Approximately $552,000 of the loss in the first quarter was due to settlement expense plus one-time costs associated with management reorganization, legal and professional costs.

Cash and cash equivalents totaled $5.7 million at March 31, 2023, as compared to $7.2 million at December 31, 2022.

Capital Structure Summary

The company’s outstanding common stock as of March 31, 2023, totaled 6,900,566 shares. As of March 31, 2023, there were 800,436 warrants and 829,500 options issued which brings the fully diluted shares to 8,530,502 shares of common stock. The public float was approximately 4,743,296 shares as of March 31, 2023.

For additional information, please see the company’s annual report on Form 10-Q filed with the SEC.

About Expion360

Expion360 is an industry leader of premium lithium iron phosphate (LiFePO4) batteries and accessories for recreational vehicles and marine applications, with residential and industrial applications under development.

The company’s lithium batteries feature half the weight of standard lead-acid batteries while delivering three times the power and 10 times the number of charging cycles. Expion360 batteries also feature better construction and reliability compared to other Li-ion batteries on the market due to their superior design and quality materials. Specially reinforced, fiberglass-infused, premium ABS and solid mechanical connections help provide top performance and safety. With Expion360 batteries, adventurers can enjoy the most beautiful and remote places on Earth even longer.

The company is headquartered in Redmond, Oregon. Expion360 Li-ion batteries are available today through more than 213 dealers, wholesalers, private-label customers, and OEMs across the country. To learn more about the company, visit expion360.com.

Forward-Looking Statements and Safe Harbor Notice

All statements other than statements of historical facts included in this press release are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). Examples of such forward-looking statements include statements regarding our expectations regarding our business strategies and plans, growth opportunities and competitive position and those statements that use forward-looking words such as "projected," "expect," "possibility" and "anticipate," or similar expressions. Because forward-looking statements relate to the future, such forward-looking statements involve significant risks, uncertainties, and assumptions that are difficult to predict and many of which are outside our control. Actual results could differ materially from those indicated in the forward-looking statements. Factors that could cause such differences include, among others, the competitive nature of our industry and the pricing pressures that we face, our history of losses and increasing costs, our ability to continue as a going concern, our substantial customer concentration, any inability to successfully manage our growth, the impact of public health epidemics or outbreaks, our ability to expand our sales and distribution channels, our ability to expand into international markets, the limited number of ports through which our raw materials enter the United Sates and our reliance on third parties to store and ship certain inventory, uncertainty in the global economic condition, any government reviews, inquiries, investigations and other actions, changes in the cost and availability of raw materials, our dependency on third-party manufacturers and suppliers and increases in the cost or disruption of supply or shortages in any of our raw materials, battery components or raw materials used in the production of such parts, our dependency on our two warehouse facilities, the risk that lithium-ion battery cells may catch fire or release smoke and flame, potential product liability claims, risks related to litigation, tax, environmental and other legal compliance, any failure to introduce new products and product enhancements and market acceptance of new technologies introduced by our competitors, any failure by us to adequately protect our intellectual property or to defend ourselves against intellectual property infringement claims, quality problems with our products, our ability to raise capital, risks related to our electronic data becoming compromised, our dependency on our senior management team and other key employees, any failure to keep pace with developments in technology and those discussed in our filings with the SEC. Investors should read the risk factors set forth in the Company's previous filings, subsequent filings, and future periodic reports filed with the SEC. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

The Company cautions that forward-looking statements are not historical facts and make no guarantee of future performance. Forward-looking statements are based on estimates and opinions of management at the time statements are made. The information set forth herein speaks only as of the date hereof. The Company and its management are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statements following the date of this news release, whether as a result of new information, future events or otherwise, except as required by law.

Expion360 Contact:

Brian Schaffner, CEO

Tel (541) 797-6714

Expion360 Investor Contact:
Ronald Both
CMA Investor Relations
Tel (949) 432-7566
Email contact

Expion360 Media Contact:
Tim Randall
CMA Media Relations
Tel (949) 432-7572
Email contact

Expion360 Inc.

Statements of Operations (Unaudited)

For the Three Months Ended March 31,	2023	2022
Sales, net	$1,507,177	$2,155,345
Cost of sales	1,063,730	1,293,490
Gross profit	443,447	861,855
Selling, general and administrative	2,120,894	1,196,376
Loss from operations	(1,677,447)	(334,521)

Other (Income)
Interest income	(20,133)	—
Interest expense	38,178	362,114
Settlement expense	281,680	—
Other expense	106	68
Total other expense	299,831	362,182
Loss before taxes	(1,977,278)	(696,703)

Franchise taxes	—	150
Net loss	$(1,977,278)	$(696,853)

Net loss per share (basic and diluted)	$(0.29)	$(0.16)
Weighted-average number of common shares outstanding	6,815,002	4,300,000

 Expion360 Inc.

Balance Sheets

	March 31, 2023 (unaudited)	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$5,726,195	$7,201,244
Accounts receivable, net	628,762	298,035
Inventory	3,926,566	4,530,136
Prepaid/in-transit inventory	1,228,188	141,611
Prepaid expenses and other current assets	238,783	171,791
Total current assets	11,748,494	12,342,817

Property and equipment	1,403,898	1,394,619
Accumulated depreciation	(298,980)	(250,861)
Property and equipment, net	1,104,918	1,143,758

Other Assets
Operating leases – right-of-use asset	3,035,894	3,148,455
Deposits	58,896	63,901
Total other assets	3,094,790	3,212,356
Total assets	$15,948,202	$16,698,931

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,126,095	$230,250
Customer deposits	208,611	58
Accrued expenses and other current liabilities	325,802	306,164
Current portion of operating lease liability	475,738	465,055
Current portion of stockholder promissory notes	625,000	500,000
Current portion of long-term debt	53,975	71,426
Total current liabilities	2,815,221	1,572,953

Long-term debt, net of current portion and discount	363,646	439,049
Operating lease liability, net of current portion	2,638,181	2,754,964
Stockholder promissory notes, net of current portion	200,000	325,000
Total liabilities	$6,017,048	$5,091,966

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Expion360 Inc.

Balance Sheets – Continued

	March 31, 2023 (unaudited)	December 31, 2022
Stockholders’ equity
Preferred stock, par value $.001; 20,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, par value $.001; 200,000,000 shares authorized; 6,900,566 and 6,802,464 issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	6,901	6,802
Additional paid-in capital	25,541,022	25,239,654
Accumulated deficit	(15,616,769)	(13,639,491)
Total stockholders’ equity	9,931,154	11,606,965
Total liabilities and stockholders’ equity	$15,948,202	$16,698,931